Exhibit 99.1
ELLINGTON RESIDENTIAL REBRANDS AS ELLINGTON CREDIT COMPANY
OLD GREENWICH, CONNECTICUT, April 19, 2024—Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company" or "EARN") today announced that it has rebranded as Ellington Credit Company as part of its strategic transformation to focus on corporate collateralized loan obligations ("CLOs").
Specifically, the Company has taken the following actions, effective today:
•changed its name to Ellington Credit Company and amended its declaration of trust and bylaws accordingly; and
•updated its web address to www.ellingtoncredit.com.
Laurence Penn, the Company's Chief Executive Officer, commented, "We continue to make great progress in pivoting EARN's investment strategy to focus on corporate CLOs, thus leveraging Ellington's longstanding and successful record of investing in this highly attractive asset class, which has produced excellent returns for EARN to date. As part of this strategic transformation, we have rebranded EARN as Ellington Credit Company."
The Company will continue to be listed on the New York Stock Exchange ("NYSE") under its ticker symbol "EARN," and the name change will take effect with NYSE on April 29, 2024. The Company's name change does not affect the rights of shareholders, and outstanding share certificates continue to be valid and need not be exchanged.
About Ellington Credit Company
Ellington Credit Company, formerly known as Ellington Residential Mortgage REIT, was initially formed as a real estate investment trust ("REIT") that invested primarily in residential mortgage-backed securities ("MBS"). On March 29, 2024, the Company’s Board of Trustees approved a strategic transformation of its investment strategy to focus on corporate CLOs, with an emphasis on mezzanine debt and equity tranches. In connection with this transformation, the Company revoked its election to be taxed as a REIT effective January 1, 2024, and has now changed its name to Ellington Credit Company. Later in 2024, the Company intends, subject to shareholder approval of certain matters, to convert to a closed-end fund and complete its transition from an MBS-focused company to a CLO-focused company.
Ellington Credit Company is externally managed and advised by Ellington Credit Company Management LLC, formerly known as Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.